INDEPENDENT AUDITOR'S CONSENT

THE NEW YORK TIMES COMPANY:

     We consent to the incorporation by reference in Registration Statement No. 33-50461 on Form S-8 of our report dated June 6, 1996, on our audits of the statements of net assets available for plan benefits of the BGEA/Boston Globe Employee Savings Plan as of December 31, 1995 and 1994 and the related statement of changes in net assets available for plan benefits for the years ended December 31, 1995, 1994 and 1993, which report is included in this Annual Report on Form 11-K.


/s/ JOHN M. HOFFMAN & ASSOCIATES
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JOHN M. HOFFMAN & ASSOCIATES CPAS

Boston, Massachusetts
June 26, 1996